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                                  EXHIBIT 99.1

                                                               News Release
                                                               February 15, 1999

   BULL RUN CORPORATION ANNOUNCES MERGER AGREEMENT WITH SPORTS MARKETING FIRMS

Atlanta, Georgia - Bull Run Corporation (Nasdaq: BULL) announced today an agreement to acquire the stock of Host Communications, Inc. ("HCI") and Universal Sports America, Inc. ("USA") not currently owned by Bull Run, for approximately $93 million, net of cash acquired. Approximately $35 million of the $93 million purchase price would be paid to HCI and USA stockholders in cash and the remainder would be paid in Bull Run common stock. Total consideration in this transaction for HCI and USA is expected to exceed $128 million. Bull Run is currently HCI's largest stockholder, owning directly or indirectly approximately 33% of HCI's outstanding common stock and 51% of HCI's outstanding preferred stock. Bull Run and HCI together are the largest stockholders of USA, with Bull Run owning approximately 3% of USA's outstanding capital stock and HCI owning approximately 33% of USA's outstanding capital stock. For their most recent fiscal year ended June 30, 1998, HCI and USA together had revenues of approximately $109 million. This transaction is subject to the terms and conditions of a merger agreement, including the approval of the stockholders of each of the companies, and is expected to close by May.

"We are very excited about this transaction," commented Robert S. Prather, Jr., Bull Run's President and CEO, and a present board member of both HCI and USA. "We've been an investor in both companies for several years and know them well. Each has excellent management and demonstrated marketplace expertise. We think both are extremely well positioned to take full advantage of the growth in sports marketing, association management, event marketing and new media marketing, including the Internet."

Douglas L. Jarvie, USA's President and Chief Executive Officer, said, "This merger permits us to increase our rapid growth as a company, and we are pleased that Bull Run, with its intimate knowledge of USA and its people, has chosen to merge with us."

W. James Host, Chief Executive Officer of HCI, added, "This is a big move for HCI and our stockholders. We know Bull Run well, and we believe that this merger will better enable us to continue our growth. On the personal level, we are delighted to extend our relationship with Bob Prather and his partner, Mack Robinson, who have already contributed much to HCI's great progress of recent years."

USA, based in Dallas, is a full-service, lifestyle and sports marketing company that specializes in developing integrated marketing programs and events on the professional, collegiate and high school level. USA's Streetball International division oversees the management and production of more than 270 worldwide events in conjunction with NBC Sports, the NBA, the NFL, the NHL, MLB and the PGA TOUR. USA's collegiate division is a marketing partner for many leading schools and conference athletic programs, including the University of Tennessee, Florida State University and the Big 12 Conference.

HCI, based in Lexington, Kentucky, is a well established sports marketing and association management company. It is the primary marketer for the National Collegiate Athletic Association, a business relationship that is now in its 24th year. Additionally, HCI has significant printing, publishing, broadcast and Internet operating divisions. HCI also manages the National Tour Association, National Grocers Association, Quest, J.D. Edwards Users Group, and other associations.

Current shareholders of HCI include General Electric Capital Corporation; USA's include NBC Sports Ventures, Inc. and Hunt Capital Group, LLC. Currently, these groups are expected to retain investments in Bull Run.

In addition to HCI and USA, Bull Run has significant investments in other sports and media companies, including Gray Communications Systems, Inc. (NYSE: GCS and GCS.B), which owns and operates ten television stations and three newspapers; Rawlings Sporting Goods Company, Inc. (Nasdaq: RAWL), a leading supplier of team sports equipment in North America; and Total Sports, Inc., a sports content Internet company. Bull Run also owns Datasouth Computer Corporation, a computer printer manufacturer.

For additional information, contact Robert S. Prather, Jr., President & CEO of Bull Run Corporation, at (404) 266-8333.

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